Exhibit 4.2

ASSUMPTION Supplemental Indenture

This fIRST Supplemental Indenture, dated as of May 7, 2024 (this “Assumption Supplemental Indenture”), is entered into by and between American Equity Investment Life Holding Company, an Iowa corporation (to be renamed American National Group Inc. and redomiciled in the State of Delaware following consummation of the Merger (as defined below)) (“AEL”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, American National Group, LLC (formerly known as American National Group, Inc.), a Delaware limited liability company (“ANAT”), and the Trustee have heretofore executed and delivered an indenture, dated as of June 13, 2022 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of 6.144% Senior Notes due 2032 (the “Notes”) with an initial aggregate principal amount of $500,000,000;

WHEREAS, pursuant to a corporate restructuring plan, on May 7, 2024, ANAT shall merge with and into AEL (the “Merger”), and at the effective time of the Merger (the “Merger Effective Time”), the separate corporate existence of ANAT will cease and AEL will continue as the surviving corporation in the Merger;

WHEREAS, the Indenture permits the Merger, provided that immediately after giving effect to the Merger no default or event of default has occurred and is continuing under the Indenture and AEL shall expressly assume by supplemental indenture all of ANAT’s obligations under the Notes and the Indenture in accordance with Section 6.1 of the Indenture;

WHEREAS, pursuant to Section 10.1(2) of the Indenture, each of AEL and the Trustee is authorized to execute and deliver this Assumption Supplemental Indenture to amend or supplement the Indenture without the consent of or notice to any Holders; and

WHEREAS, all things necessary have been done to make this Assumption Supplemental Indenture a valid and legally binding agreement of AEL, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree, for the equal and proportionate benefit of the Holders of the Notes as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Indenture.

(2)            Agreement to Assume Obligations. AEL hereby expressly assumes, effective as of the Merger Effective Time, all of ANAT’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other provisions of the Indenture applicable to the Company and to perform all of the obligations and agreements of the Company under the Indenture. For the avoidance of doubt, effective as of the Merger Effective Time, (i) AEL shall succeed to and be substituted for, and may exercise every right and power of, ANAT under the Notes and the Indenture and (ii) all references to the “Company” or “ANAT” in the Notes and the Indenture shall be deemed references to AEL.

(3)            Execution and Delivery; Effectiveness. AEL agrees that its obligations under the Notes shall remain in full force and effect notwithstanding the absence of the endorsement of any notation by it on the Notes. AEL shall provide written notice (which may be by e-mail) to the Trustee of the occurrence of the Merger Effective Time.

(4)            Governing Law. THIS ASSUMPTION SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(5)            Counterparts; Electronic Signatures. This Assumption Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The words “execute”, “execution”, “signed”, and “signature” and words of similar import used in this Assumption Supplemental Indenture shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

(6)            Separability Clause. In case any provision in this Assumption Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(7)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Assumption Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(9)            Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Assumption Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by AEL.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Supplemental Indenture to be duly executed, all as of the date first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

by:
/s/ Timothy A. Walsh
Name: Timothy A. Walsh
Title: President and Chief Executive Officer

wilmington trust, National Association, as Trustee

by:
/s/ Arlene Thelwell
Name: Arlene Thelwell
Title: Vice President

[Signature Page to Assumption Supplemental Indenture]